Exhibit B-4

<Disclaimer>

Only the Rules in Korean are official. This English translation of the Rules is not official and is provided for informational purpose only. The Ministry of Strategy and Finance is not responsible for the correctness of this English translation, and the reader is advised to refer to the original documents in Korean. If this English translation is different from or inconsistent with the original Korean documents, the original Korean documents shall be controlling.

Rules for the State Guarantee of External Debt of Korean Banks (the “Rules”)

Article 1 (Purpose)

The purpose of these Rules is to set forth the scope of eligible debt, the scope of the guarantee, the procedures for the guarantee and other details of the state guarantee program pursuant to the “Approval of the State Guarantee of the Foreign Currency Debt of Domestic Banks owed to Non-Residents” passed by the National Assembly (the “Program”, and the state guarantee under such Program, the “State Guarantee”), in accordance with the National Finance Act, Enforcement Decree of the National Finance Act and the Rules for the Management of State Guarantees.

Article 2 (Definitions)

(1)	“Domestic Bank” means any of the following banks: (i) Kookmin Bank, Shinhan Bank, Woori Bank, Hana Bank, Korea Exchange Bank, Citibank Korea, Standard Chartered First Bank Korea, Pusan Bank, Daegu Bank, Kwang Ju Bank, Kyongnam Bank, Jeonbuk Bank and Jeju Bank, each established under the Banking Act; (ii) the Korea Development Bank established under the Korea Development Bank Act; (iii) Industrial Bank of Korea established under the Industrial Bank of Korea Act; (iv) the Export-Import Bank of Korea established under the Export-Import Bank of Korea Act; (v) National Agricultural Cooperative Federation established under the Agricultural Cooperatives Act; and (vi) National Federation of Fisheries Cooperatives established under the Fisheries Cooperatives Act. “Domestic Bank” includes foreign branches of a Domestic Bank.

(2)	“Non-resident” means “non-resident” (including branches of foreign banks located in Korea) as defined in Article 3, Paragraph 1, Subparagraph 13 of the Foreign Exchange Transactions Act.

(3)	“Guarantee Obligation” means the obligation of the Republic of Korea (the “Republic”) incurred as a result of the State Guarantee of the Eligible Foreign Currency Debt as defined in Article 3 of the Rules.

Article 3 (Eligible Debt)

Debt denominated in foreign currency, issued or borrowed (including extensions of maturity) by a Domestic Bank between October 20, 2008 and June 30, 2009 and owed to a Non-resident (the “Eligible Foreign Currency Debt”) will be eligible for the State Guarantee. Foreign currency deposits and subordinated debt shall not be eligible for the State Guarantee.

Article 4 (Maximum Amount of Guarantee)

(1)	The Minister of Strategy and Finance may issue the State Guarantee for the Eligible Foreign Currency Debt of Domestic Banks up to the aggregate maximum outstanding amount of US$100 billion or the equivalent thereto (the “Aggregate Maximum Guarantee Amount”).

(2)

The Minister of Strategy and Finance shall ensure that the outstanding guarantee amount for each Domestic Bank shall not exceed the applicable limit for such Domestic Bank as set forth in Schedule 1 hereto (the “Individual Maximum Guarantee Amount”); provided, however, that the Minister of Strategy and Finance may adjust the Individual Maximum Guarantee Amount for Domestic Banks if

such adjustment is deemed necessary after consideration of domestic and foreign financial and currency market conditions, performance of covenants by Domestic Banks as set forth in the applicable Guarantee Approval Notices issued pursuant to Article 3 of the Rules for the Management of State Guarantees and other relevant factors; provided further that the aggregate outstanding amount of State Guarantee for all Domestic Banks shall not exceed the Aggregate Maximum Guarantee Amount after such adjustment.

(3)	For purposes of determining whether the outstanding amount of guarantees does not exceed the Aggregate Maximum Guarantee Amount and Individual Maximum Guarantee Amount as set forth in Paragraphs (1) and (2) above, respectively, the aggregate outstanding guarantee amount for all Domestic Banks and the outstanding guarantee amount for each Domestic Bank shall be calculated based on the daily balance of the sum of the principal amount of Guaranteed Debt (as defined below) and accrued interest (including any default interest and related expenses) on such principal amount.

Article 5 (Term of the Guarantee)

(1)	The Minister of Strategy and Finance can set the term of the State Guarantee, which shall be within three years from the original effective date of the Eligible Foreign Currency Debt (in case of an extension of maturity, the effective date of such extension).

(2)	The State Guarantee shall be effective only as to the payment obligations under the Guaranteed Debt that are payable (at maturity, on scheduled payment dates, by acceleration or otherwise) on or before June 30, 2012.

Article 6 (Application for the Guarantee)

(1)	A Domestic Bank applying for the State Guarantee (the “Applicant”) can apply for the State Guarantee within the Individual Maximum Guarantee Amount applicable to such Applicant.

(2)

In order to apply for the State Guarantee in accordance with Paragraph (1) above, the Applicant shall complete the “Application for Guarantee Approval (Single Debt)” in the form attached hereto as Form 1 and submit it to the Minister of Strategy and Finance; provided, however, that the Applicant may complete and submit the “Monthly Application for Guarantee Approval” in the form attached hereto as Form 2 for applications relating to short-term loans, overnight loans, commercial paper and other debt that are determined to be not suitable for single-debt application (A Monthly Application for Guarantee Approval for any month shall be submitted no later than the 25th day of the preceding month; provided, however, that the Minister of Strategy and Finance may set a different due date for the first Monthly Application for Guarantee Approval).

(3)	The Applicant shall attach a review opinion of the Chairman of the Financial Services Commission to the application made in accordance with Paragraph (2) above. If deemed necessary, the Minister of Strategy and Finance may require submission of a legal opinion in respect of the eligibility of the debt under the Rules or other relevant matters.

Article 7 (Approval of the Guarantee)

(1)	If an application is submitted pursuant to Article 6 hereof with respect to an Eligible Foreign Currency Debt, the Minister of Strategy and Finance may approve the State Guarantee for such debt (such debt, when approved, shall be referred to as the “Guaranteed Debt”) if it determines it is appropriate to approve such State Guarantee after reviewing the identity of the creditor or holder of the debt, the terms of the debt and other relevant factors.

(2)	In the case where the Minister of Strategy and Finance approves the State Guarantee, it shall issue a “Guarantee Approval Certificate (Single Debt)” in the form attached hereto as Form 3 for single-debt applications and a “Monthly Guarantee Approval Certificate” in the form attached hereto as Form 4 for monthly applications; provided that if there exist extraordinary circumstances that make either Form 3 or Form 4 inappropriate, a different form may be used or a modification can be made to Form 3 or Form 4 as appropriate.

(3)	The Applicant may enter into an agreement relating to the issuance or incurrence of the Guaranteed Debt (a “Debt Agreement”) only after it has received a Guarantee Approval Certificate in accordance with Paragraph (2) above. Except for extraordinary circumstances, the Applicant must enter into such Debt Agreement within 90 days after the receipt of a Guarantee Approval Certificate (in case of a single-debt application) or within the month prescribed in a Monthly Guarantee Approval Certificate (in case of a monthly application). Except for under extraordinary circumstances, the Applicant shall ensure that the Debt Agreement does not provide for an event of default constituted by cross-default or cross-acceleration.

(4)	The State Guarantee shall become effective at the time the underlying Guaranteed Debt becomes effective in accordance with the relevant Debt Agreement.

(5)	The Applicant shall promptly notify the Fee Collection Agent (as defined in Article 13 hereof) of the execution of a Debt Agreement under Paragraph (3) above.

Article 8 (Demand for Payment under the Guarantee)

The creditor or holder of the Guaranteed Debt may demand the performance by the Republic of its Guarantee Obligation if the Applicant whose application for State Guarantee has been approved (the “Obligor”) defaults under the Guaranteed Debt. Such demand by the creditor or holder of the Guaranteed Debt must be in writing and made in the form attached hereto as Form 5 (if such demand is made in English, it must contain substantially the same content as Form 5). A demand for payment that is not made in the form of Form 5 shall be void.

Article 9 (Management and Supervision of Guaranteed Debt)

(1)	The Obligor shall prepare a daily status report in the form attached hereto as Form 6 and submit it to the Minister of Strategy and Finance. The Minister of Strategy and Finance may permit an appropriate amendment to Form 6 if it deems necessary.

(2)	The Obligor must promptly notify the Minister of Strategy and Finance of the occurrence of any of the following events: (i) any modification of the terms, performance or termination of the Guaranteed Debt; (ii) an event of default with respect to the Guaranteed Debt or any other liability of the Obligor; or (iii) any other event that may have a material effect on the Guarantee Obligation of the Republic.

(3)	If the Minister of Strategy and Finance determines it is necessary in order to manage the Guarantee Obligations, including when a guarantee payment by the Republic is considered probable, it may demand the Obligor to (i) provide collateral having a value exceeding a certain percentage of the outstanding Guaranteed Debt or (ii) set aside reserves in an amount exceeding a certain percentage of the outstanding Guaranteed Debt.

(4)	The Minister of Strategy and Finance may demand the Obligor to provide relevant information and materials in order to manage the Guarantee Obligations and may conduct an on-site examination if necessary.

(5)	Each Obligor must enter into a memorandum of understanding relating to, among others, the improvement of foreign currency operations with an institution designated by the Minister of Strategy and Finance.

(6)	The Obligor must comply with any demand of the Minister of Strategy and Finance pursuant to Paragraphs (3), (4) or (5) unless extraordinary circumstances exist.

Article 10 (Subrogation)

(1)

If the Republic pays a guaranteed amount under its Guarantee Obligation to a creditor or holder of Guaranteed Debt as a result of a default of an Obligor, such Obligor shall repay to the Republic within seven days of such guarantee payment by the Republic the sum of (i) the amount of guarantee payments made by the Republic and (ii) default interest or default compensation , if any, as provided under Paragraph (2) below, in a currency designated by the Minister of Strategy and Finance; provided that the Obligor may repay such sum in Korean Won, if approved by the Minister of Strategy and Finance, calculated based on the exchange rate determined pursuant to Article 12 hereof.

(2)	The Obligor shall be required to pay default interest or default compensation on the amount of guarantee payments made by the Republic, calculated (i) at a rate equal to the interest rate on the Guaranteed Debt as of the date of guarantee payment made by the Republic plus 1% per annum, during the seven days from and excluding such date of guarantee payment, and (ii) thereafter, at a rate equal to the interest rate on the Guaranteed Debt as of such date of guarantee payment plus 3% per annum, in each case on the basis of a year of 365 days.

Article 11 (Guarantee Fees)

(1)	The Obligor shall pay guarantee fees to the Minister of Strategy and Finance with respect to the outstanding balance of Guaranteed Debt for the period during which such Guaranteed Debt is outstanding.

(2)	Guarantee fees shall be calculated by applying a rate of 1% per annum to the daily outstanding balance of Guaranteed Debt on the basis of a year of 360 days. The Obligor shall pay the guarantee fees for each quarter no later than the seventh business day after the end of such quarter (i.e., the end of March, June, September and December) in Korean Won calculated based on the exchange rate determined pursuant to Article 12 hereof. The Minister of Strategy and Finance may set different guarantee fee rates for different Obligors or adjust the guarantee fee rates depending upon market conditions, the financial condition of an Obligor, performance of covenants by an Obligor as set forth in the applicable Guarantee Approval Notice issued pursuant to Article 3 of the Rules for the Management of State Guarantees and other relevant factors. The Minister of Strategy and Finance shall notify the relevant Obligor of any change or adjustment of the guarantee fee rates in advance and such change or adjustment shall be effective from the date following such notification.

(3)	If an Obligor fails to pay the guarantee fees by the due date in accordance with Paragraph (2) above, such Obligor shall pay default guarantee fees from the date following such due date, calculated at a rate equal to the guarantee fee rate provided in Paragraph (2) above plus 2% per annum and using the method as provided in Article 10, Paragraph (2) hereof.

Article 12 (Benchmark Currency and Applicable Exchange Rate)

The Guarantee Obligation shall be in the same currency as the currency in which the relevant Guaranteed Debt is denominated; provided that the outstanding balance of Guarantee Obligation (to be calculated in U.S. dollars) and the guarantee fees shall be calculated based on the applicable market average exchange rate as announced by the Seoul Money Brokerage Services Ltd. on the date of such calculation; provided, further, that the amount of guarantee payments, default interest and additional interest under Article 10 hereof, if paid in Korean Won, shall be calculated based on the applicable market average exchange rate as announced by the Seoul Money Brokerage Services Ltd. on the business day immediately preceding the date of such payment in Korean Won.

Article 13 (Delegation, Appointment of Agents)

(1)	The Minister of Strategy and Finance may delegate a part of its responsibility under these Rules, including its responsibility under Article 9 hereof, to the Governor of Financial Supervisory Service.

(2)

The Minister of Strategy and Finance may appoint an agent for the collection of guarantee fees (the “Fee Collection Agent”), legal counsel (whose responsibility may include the review of eligibility of an Applicant’s debt under these Rules) or an accountant. Additional fees and expenses incurred as a result of such appointment of an agent, legal counsel or an accountant shall be payable by the Obligors. Such additional fees and expenses shall be payable by the Obligor that has caused such fees and expenses to be incurred, unless otherwise provided by the Minister of Strategy and Finance. If multiple Obligors have caused additional fees and expenses to be incurred or it is difficult to specify the Obligor responsible for such fees and expenses, such fees and expenses shall be distributed among the relevant Obligors based on the Individual Maximum Guarantee Amount under Article 4 hereof or the average of the outstanding balance of Guaranteed Debt as of the end of the month preceding the date such fees or expenses are payable.

Supplementary Provisions

(1)	These Rules shall be effective as of the date of official announcement.

(2)	These Rules shall be posted on the website of the Ministry of Strategy and Finance (http://mosf.go.kr) and any amendment hereto shall be promptly posted on such website.

(3)	Except as otherwise provided in these Rules, the Program shall be governed by the provisions of the National Finance Act, Enforcement Decree of the National Finance Act and the Rules for the Management of State Guarantees.

Form 1

Application for Guarantee Approval (Single Debt)

To: The Minister of Strategy and Finance

Reference is made to our “Application for State Guarantee” dated as of October 20, 2008 submitted pursuant to Article 2 of the Rules for the Management of State Guarantees. We hereby apply for the State Guarantee as follows:

Date:
Applicant:
Signed by:
Name:
Title:

Application for the Guarantee – Name of the Applicant: – Date of the Application: – Creditor: – Use of Proceeds:

Debt to be Guaranteed

–       Expected Terms of the Debt:

–       Principal Amount:

–       Maturity:

–       Type of Debt:

–       Expected Interest Rate:

–       Fees:

–       Underwriter or Arranger:

–       Expected Closing Date:

–       Other Material Agreements or Covenants:

– Terms of the State Guarantee – Scope of the Guarantee: – Period of the Guarantee: – Other Terms:

Outstanding Balance of Guaranteed Debt issued by the Applicant

–       Total Individual Maximum Guarantee Amount applicable to the Applicant: US$

–       Maximum Guarantee Amount available for Single-Debt Application and Current Outstanding Balance: US$            , US$            (    %)

–       Maximum Guarantee Amount available for Monthly Application and Current Outstanding Balance: US$            , US$            (    %)

*	If exhibits are attached, please complete a list of exhibits.

Form 2

Monthly Application for Guarantee Approval

To: The Minister of Strategy and Finance

Reference is made to our “Application for State Guarantee” dated as of October 20, 2008 submitted pursuant to Article 2 of the Rules for the Management of State Guarantees. We hereby apply for the State Guarantee of our Eligible Foreign Currency Debt to be issued during the month of                     as follows:

Date:
Applicant:
Signed by:
Name:
Title:

	Debt to be Guaranteed	(Day 1-10)	(Day 11-20)	(Day 21- Month’s End)	Total (Month)
(in thousands of U.S. dollars)
Domestic Branches	Overnight Loan
Short-term Debt
Foreign Currency CP
Foreign Currency Repurchase Agreements
Foreign Currency Bonds
Long-term Debt
Other Debt
Subtotal
Foreign Branches	Overnight Loan
Short-term Debt
Foreign Currency CP
Foreign Currency Repurchase Agreements
Foreign Currency Bonds
Long-term Debt
Other Debt
Subtotal
Total

[Instructions]

(1)	This application should include foreign currency debt issued through money markets that cannot be approved for State Guarantee in advance.
(2)	Information should be updated as of the date of the application.
(3)	Eligible debt includes foreign currency debt (including loans and debt securities) owed to non-residents (including domestic branches of foreign banks; excluding foreign branches or foreign subsidiaries of domestic banks) at on-shore or off-shore accounts. Foreign currency deposits and subordinated debt are not eligible.
(4)	“Short-term Debt” means the following types of debt with a maturity of longer than one day among debt with the original maturity equal to or shorter than one year: foreign currency call loans, foreign currency overdrafts, mail credits, refinancing loans, bank loans, on-lend loans and usance-related loans.
(5)	“Long-term Debt” means a debt with the original maturity of more than one year.
(6)	“Other Debt” includes foreign currency debt borrowed through money markets that are not covered by other categories in the table above.
(7)	The Applicant should attach a day-to-day foreign currency debt service schedule.

Form 3

Guarantee Approval Certificate (Single Debt)

To: [                    ]

We hereby notify you of our approval of the State Guarantee requested by your application dated as of [                    ], in accordance with the provisions of the attached Guarantee.

Date: Minister of Strategy and Finance [Official Seal]

Attachment: Guarantee

Guarantee

1. The Republic of Korea hereby irrevocably guarantees to the creditor or holder of the following Guaranteed Debt (the “Beneficiary”) the payment on such Guaranteed Debt, in accordance with Article 92 of the National Finance Act:

(1)	Obligor: the Applicant;

(2)	Details of the Guaranteed Debt: as specified in the “Application for Guarantee Approval (Single Debt)” dated as of [ ]; and

(3)	Guaranteed Amount: principal amount of the Guaranteed Debt and accrued interest (including any default interest and related expenses) on such principal amount.

2. Demand for Payment under the Guarantee. The Beneficiary under this Guarantee can demand the payment of (i) the Guaranteed Amount, in the event and to the extent the Obligor fails to satisfy its payment obligations on a due date as required under the Guaranteed Debt, or (ii) the outstanding amount of the principal, together with the interest (including any default interest and related expenses) accrued or to be accrued until the date of actual payment by the guarantor, up to the Guaranteed Amount, in the event the Guaranteed Debt is accelerated as a result of the Obligor’s failure to comply with the covenants under the Guaranteed Debt, in each case by delivering this Guarantee (including documentary evidence to prove acceleration of the Guaranteed Debt in case of acceleration) to the Republic pursuant to Article 8 of the Rules for the State Guarantee of External Debt of Korean Banks. Upon such demand, the Republic shall promptly (after expiration of any applicable grace period) pay the Beneficiary such amount as demanded by the Beneficiary in accordance with the preceding sentence.

3. The obligation of the guarantor under this Guarantee shall terminate if the Guaranteed Debt has been varied, amended, waived, released, novated, supplemented, extended or restated in any respect without the prior written consent of the guarantor.

4. The obligation of the guarantor under this Guarantee shall become effective at the time the Guaranteed Debt becomes effective and terminate on [                    ]. In any event, this Guarantee shall be effective only as to the payment obligations that are payable (at maturity, on scheduled payment dates, by acceleration or otherwise) on or before June 30, 2012 and only up to the sum of the principal and accrued interest (including default interest and related expenses) outstanding as of the date on which the payment obligations are due. The obligation of the guarantor under this Guarantee shall terminate unconditionally and irrevocably if the Beneficiary fails to make a demand for guarantee payment within three months after the final stated maturity of the Guaranteed Debt.

5. The guarantor may amend the terms of this Guarantee upon giving notice to the Obligor; provided, however, that such amendment may not adversely affect the interests of the Beneficiary unless such amendment is effected by a statute.

6. This guarantee is governed by, and shall be construed in accordance with, the laws of the Republic of Korea.

7. Terms used but not otherwise defined herein shall have the meanings assigned thereto in the “Rules for the State Guarantee of External Debt of Korean Banks” (as may be amended from time to time, the “Rules”). The Rules are posted on the website of the Ministry of Strategy and Finance (http://mosf.go.kr).

Dated: Minister of Strategy and Finance [official seal]

Form 4

Monthly Guarantee Approval Certificate

To: [                    ]

We hereby notify you of our approval of the State Guarantee requested by your application dated as of [                    ], in accordance with the provisions of the attached Guarantee.

Date:
Minister of Strategy and Finance [Official Seal]

Attachment: Guarantee

Guarantee

1. The Republic of Korea hereby irrevocably guarantees to the creditor or holder of the following Guaranteed Debt (the “Beneficiary”) the payment on such Guaranteed Debt, in accordance with Article 92 of the National Finance Act:

(1)	Obligor: the Applicant;

(2)	Details of the Guaranteed Debt: as specified in the “Monthly Application for Guarantee Approval” dated as of [ ]; and

(3)	Guaranteed Amount: principal amount of the Guaranteed Debt and accrued interest (including any default interest and related expenses) on such principal amount.

2. Demand for Payment under the Guarantee. The Beneficiary under this Guarantee can demand the payment of (i) the Guaranteed Amount, in the event and to the extent the Obligor fails to satisfy its payment obligations on a due date as required under the Guaranteed Debt, or (ii) the outstanding amount of the principal, together with the interest (including any default interest and related expenses) accrued or to be accrued until the date of actual payment by the guarantor, up to the Guaranteed Amount, in the event the Guaranteed Debt is accelerated as a result of the Obligor’s failure to comply with the covenants under the Guaranteed Debt, in each case by delivering this Guarantee (including documentary evidence to prove acceleration of the Guaranteed Debt in case of acceleration) to the Republic pursuant to Article 8 of the Rules for the State Guarantee of External Debt of Korean Banks. Upon such demand, the Republic shall promptly (after expiration of any applicable grace period) pay the Beneficiary such amount as demanded by the Beneficiary in accordance with the preceding sentence.

3. The obligation of the guarantor under this Guarantee shall terminate if the Guaranteed Debt has been varied, amended, waived, released, novated, supplemented, extended or restated in any respect without the prior written consent of the guarantor.

4. The obligation of the guarantor under this Guarantee shall become effective at the time the Guaranteed Debt becomes effective and shall terminate at the maturity of each Guaranteed Debt. In any event, this Guarantee shall be effective only as to the payment obligations that are payable (at maturity, on scheduled payment dates, by acceleration or otherwise) on or before June 30, 2012 and only up to the sum of the principal and accrued interest (including default interest and related expenses) outstanding as of the date on which the payment obligations are due. The obligation of the guarantor under this Guarantee shall terminate unconditionally and irrevocably if the Beneficiary fails to make a demand for guarantee payment within three months after the final stated maturity of the Guaranteed Debt.

5. The guarantor may amend the terms of this Guarantee upon giving notice to the Obligor; provided, however, that such amendment may not adversely affect the interests of the Beneficiary unless such amendment is effected by a statute.

6. This guarantee is governed by, and shall be construed in accordance with, the laws of the Republic of Korea.

7. Terms used but not otherwise defined herein shall have the meanings assigned thereto in the “Rules for the State Guarantee of External Debt of Korean Banks” (as may be amended from time to time, the “Rules”). The Rules are posted on the website of the Ministry of Strategy and Finance (http://mosf.go.kr).

Dated:
Minister of Strategy and Finance [official seal]

Form 5

Demand for Guarantee Payment

To: Minister of Strategy and Finance

Copy to: [Director-General of Fiscal Policy Bureau]

Address: [Government Complex, Gwacheonsi, Gyonggido, Republic of Korea]

Fax: +82-2-503-9194

[Please insert information about the Obligor and the Guaranteed Debt]

1. We are [the holder] [the trustee for the holders] of the above-mentioned Guaranteed Debt.

2. [The due date, (after expiry of the applicable grace period (if any)), for the payment of [principal] [interest] to us under the above-mentioned Guaranteed Debt was [            ], but such payment has not been made to us.]1 We certify that we have validly demanded in writing payment of the amount of [            ] from the Obligor of the above-mentioned Guaranteed Debt and that the Obligor has failed to pay the amount demanded.

3. We hereby demand payment to us, in accordance with your guarantee with respect to the Guaranteed Debt described above, of an amount of [            ] that the Obligor has failed to pay under the Guaranteed Debt.

Signed by:
Name:
Title:

(1)

This sentence may be modified according to the types of default, such as a default in the payment of principal and interest at maturity, a default in the payment of interest or a default in the compliance with covenants.